UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earlies event reported): May 25, 2021

AIXIN LIFE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Colorado	0-17284	84-1085935
State of	Commission	IRS Employer
Incorporation	File Number	Identification No.

Hongxing International Business Building 2, 14th FL, No. 69 Qingyun South Ave., Jinjiang District

Chengdu City, Sichuan Province, China

(Address of principal executive offices)

86-313-6732526

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AIXN	OTCQX

Cautionary Note Regarding Forward-Looking Statements:

Any statements contained in this Current Report on Form 8-K that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such statements may include, but are not limited to, statements about the Registrant’s planned acquisitions, the purchase price to be paid for such acquisitions and the future performance of the businesses to be acquired, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of the Company’s management as of this date only and are subject to risks and uncertainties that could cause actual results to differ materially. Therefore, investors are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements, whether as a result of new information, future events or otherwise, other than as required by applicable law.

Item 1.01 Entry into a Material Definitive Agreement.

On May 25, 2021, Aixin Life International, Inc. (“we”, “us” or the “Company”), entered into an Equity Transfer Agreement with Quanzhong Lin, the Chairman and President of our Company and the holder of a majority of the shares of our outstanding common stock, and Ms. Yirong Shen. Pursuant to the Agreement (the “Hotel Purchase Agreement”), we have agreed to purchase Chengdu Aixin Shangyan Hotel Management Co., Ltd. (“Shangyan Hotel Company”) from Mr. Lin and Ms. Shen. Consummation of the acquisition is subject to the satisfaction or waiver of certain conditions, including the approval of the independent members of our Board of Directors. The approval of our independent directors was obtained at a Board Meeting held on May 28, 2021.

Under the terms of the Hotel Purchase Agreement, we have agreed to purchase all of the outstanding equity of Shangyan Hotel Company for a purchase price of RMB 7,598,887 or US$1,164,598 based on an exchange rate of RMB/ US$ 6.5249 yuan per dollar on December 31, 2020. Eighty percent of the equity of Shangyan Hotel Company is owned by Mr. Lin. The balance is owned by Ms. Shen.

We received an appraisal from Zhengyuanzin Real Estate Land and Assets Appraisal Co., Ltd. which valued the Shangyang Hotel Company at an amount equal to the purchase price as of the end of November 2020. The purchase price will be reduced by an amount equal to any amounts paid or distributed by Shangyan Hotel Company to Mr. Lin or Ms. Shen after December 31, 2020 and increased by an amount equal to any monies they contributed to Shangyan Hotel Company after such date.

Shangyan Hotel Company owns and operates a hotel located in the Jinniu District, Chengdu City. The hotel covers more than 8,000 square meters and has a large restaurant that can accommodate 600 people, 6 luxury dining rooms, a 200 square meter music tea house, 13 private tea rooms, 108 guest rooms and other supporting facilities. The hotel is conveniently located, connected to the express ring line of Chengdu and the Chendgdu bus system, within a 30-minute drive to Shuangliu International Airport. The hotel is equipped with all modern facilities, including central air conditioning and each guest room features luxury bedding, high-speed internet, a safe for valuables and minibar. To accommodate businesses, the banquet hall is equipped with advanced audio-visual equipment and dedicated high-speed wireless Internet to facilitate large group presentations. The staff includes a professional banquet team to ensure the success of any private function or business gathering. A full range of catering services, including Chinese-style boutique Sichuan cuisine are provided in a stylish environment. During 2020 the Hotel was closed for approximately 6 months due to Covid restrictions and revenues decreased to approximately $1,074,151 as compared to revenues of $1,711,855 in 2019.

The Purchase Agreement contains customary representations, warranties, and covenants of the parties and post-closing indemnities. The representations and warranties set forth in the Agreement generally survive for 18 months following the closing.

The Company expects the closing of the Acquisition to occur no later than July 1, 2021.

A copy of the Purchase Agreement is attached as an Exhibit to this report on Form 8-K. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The financial statements required by Rule 8-04 of Regulation S-X will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(b) Pro forma financial information

The pro forma financial information required pursuant to Rule 8-05 and Article 11 of Regulation S-X will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

Exhibit No.	Description

10.1	Equity Transfer Agreement with Respect to Shangyan Hotel Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AiXin Life International, Inc.

Date: May 31, 2021	By:	/s/ Quanzhong Lin
Quanzhong Lin Chief Executive Officer